EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

Arbe Robotics Ltd.

Table 1. Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.000216 per share	457	(a)	3,168,981 shares	$4.32	$13,689,998	.0001102	$1,508.64
	Equity	Ordinary Shares, par value NIS 0.000216 per share	457	(a)	5,400,179 shares	11.24	60,698,012	.0001102	6,688.92
	Equity	Ordinary Shares, par value NIS 0.000216 per share	457	(c)	5,133,266 shares	4.00	20,533,064	.0001102	2,262.74
							94,921,074		10,460.30
Fees Previously Paid									0

Carry Forward Securities: None

Total Offering Amounts	$94,921,074	$10,460.30
Total Fees Previously Paid		$0
Total Fee Offsets		$0
Net Fee Due		$10,460.30

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to (i) Rule 457(a) with respect to 3,168,981 shares subject to outstanding options under the 2016 plan based on the highest exercise price of options outstanding under the 2016 Plan ($4.32 per share), and with respect to 5,400,179 shares subject to outstanding options under the 2021 plan based on the highest exercise price of options outstanding under the 2021 Plan ($11.24 per share), and (ii) pursuant to Rule 457(c) with respect to 5,133,266 shares which are either shares have already been issued pursuant to the plans or shares available for grant under the plans, based on the average of the high and low price of the ordinary shares on January 9, 2023 ($4.00 per share). Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional shares of common stock that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.